UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS

Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934

Emergent Health Corp
20104 Valley Forge Circle
King of Prussia, PA 19406
Phone: 866-427-6143

Transfer Agent
Old Monmouth Stock Transfer Co., Ltd.
200 Memorial Parkway
Atlantic Highlands, NJ 07716
Tel: 732-872-2727

Securities to be registered under Section 12(b) of the Act:
Title of each class to be so registered:
            Common Stock, par value $.001

Name of each exchange on which each class is to be registered:
 N/A

Securities to be registered under Section 12 (g) of the Act

Title of Class:  Common Stock, par value $.001

The registrant is a smaller reporting company, as defined in Rule 12b-2 of the Exchange Act.

Item 1 Business

The Issuer is in the development stage and distributes and markets current patented and patent pending consumer products under FDA third-party label exemptions through catalog, mail order, Internet and Health Food store sales.

Item 1A Risk Factors

No Dividends

Emergent has not paid any dividends to date. For the foreseeable future it is anticipated that if any earnings are generated from operations of Emergent, of which there can be no assurance, it will be used to finance the growth of Emergent. Therefore, it is not anticipated that any dividends will be paid to the shareholders.

Additional Financing Required

The company’s working capital may not be adequate to complete its business plan.
There is no assurance that additional funds will be available from any source when needed by the Company for expansion; and, if not available, the Company may not be able to expand its operation as rapidly as it could if such financing were available.

Reliance on Management

Emergent’s success is dependent upon its officers and directors and the hiring of key administrative personnel. No officer or director has any employment agreement. The President of Emergent is committed to the growth and development of this company, and intends to continue to work for Emergent and oversee its operations.

Item 2  Financial Information

See Financial Exhibits.

A.	Balance Sheet as of December 31, 2009
B.	Balance Sheet as of December 31, 2010
C.	Balance Sheet as of March 31, 2011
D.	Operating Statement Jan. 1 to Dec.31, 2009
E.	Operating Statement Jan. 1 to Dec. 31, 2010
F.	Operating Statement Jan 1 to Mar. 31, 2011

Item 3   Properties

Nature of Issuer’s Facilities

The Issuer currently office space of  300 square feet located at 20104 Valley Forge Circle, King of Prussia, PA 19406. Other space is provided at no charge to the Issuer. Fulfillment services and warehousing are outsourced.

 Item 4   Security Ownership of Certain Beneficial Owners and Management

Cappellos, Inc. owns 19,322,496 restricted shares of Issuer’s stock, or 84.0%, of the total of 23,000,000 shares outstanding. Sallie Cappello owns 81.83% of Cappellos, Inc. Cappellos, Inc. is privately owned and engaged in Intellectual Property development and general management consulting. John V. Cappello is not a shareholder of either the Issuer or Cappellos, Inc.

Item 5    Directors and Executive Officers

NAME	Position
John V. Cappello	President, Treasurer, Director
Richard S. Lane	Director, Secretary
Christian Wilde	Director
Christopher Uzelmeier, Ph.D	Director
George Herbert	Director

The following is a brief summary of the business experience of the foregoing.

1. John V. Cappello, D.O., M.B.A. April 2007-present President, Treasurer and Chairman of the Board of the Issuer 2005-present President and Chairman of the Board of Directors of Cappellos, Inc. 2000-2005 Privately funded research and development 1997-2000 Medical Director of Lake City Family Practice
Compensation by Issuer: $500 per month
Number and Class of Securities owned: none

2. Richard S. Lane, Director as of October 2009 and Secretary as of Deecmber 2010. From 1997 to present he has headed the Law Firm of Richard Lane. Compensation by Issuer: $500 per month retainer, plus payment for added projects on an individually set and mutually agreed upon fee basis.
Number and class of issuer’s securities owned: 3322 restricted common shares

3. Christian Wilde, Director as of March 2010. From 1999 to present he has authored two books on adult stem cells. He is also the author of a Newsletter related to Nutrition. He is known radio personality. He is responsible for media exposure.
Compensation by Issuer: Performance based
Number and Class of Securities owned: 50,000 restricted common shares

4. Christopher Uzelmeier, Ph.D. Director as of March 2010. From 1996 to 2001, Director of Union Carbide Polypropylene R&D, 2001 to 2005 Director of R&D Union Carbide Division of Dow Chemical. He is responsible for manufacturing.
Compensation by Issuer: Performance based
Number and Class of Securities owned: 32,000 restricted common shares

5. George Hebert, Director as of March 2010. Currently is a retired businessman for the last five years. Prior to that he was President of Castle Holding Corp, a currently inactive public company since 2002. He explores mergers and acquisitions.
Compensation by Issuer: Performance based
Number and Class of Securities owned: 12,000 restricted common shares

Item 6   Executive Compensation

The executive compensation of John V. Cappello, D.O., M.B.A., President and CEO is currently $500 per month

Item 7   Certain Relationships and Related Transactions, and Director Independence

The Issuer currently depends heavily upon the efforts of its CEO, John V. Cappello, D.O., M.B.A. Potential conflicts of interest do exist as the Issuer’s CEO is also the CEO of its major shareholder, Cappellos, Inc.

Item 8   Legal Proceedings

There are no current or present legal procedures either by or against the Issuer.

Item 9   Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The company’s stock is presently listed for trading on the OTC market at a price of 7 ½ cents to 9 cents.

Item 10  Recent Sales of Unregistered Securities

None

Item 11  Description of Registrant’s Securities to be Registered

Common Stock $.001 par value.

Item 12  Indemnification of Directors and Officers

Article VI of the Registrant’s by-laws provides as follows:

“Each director and officer of this corporation shall be indemnified by the corporation against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such a director or officer, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.”

Item 13  Financial Statements and Supplementary Data

Information is as supplied in Item 2.

Item 14  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes or disagreements with the Accountants on Accounting or Financial Disclosure

Item 15  Financial Statements and Exhibits

See Financial Exhibits.
A.	Balance Sheet as of December 31, 2009
B.	Balance Sheet as of December 31, 2010
C.	Balance Sheet as of March 31, 2011
D.	Operating Statement Jan. 1 to Dec.31, 2009
E.	Operating Statement Jan. 1 to Dec. 31, 2010
F.	Operating Statement Jan 1 to Mar. 31, 2011

Signatures

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Emergent Health Corp Registrant

Date: May 16, 2011	By:	/s/ John V. Cappello
John V. Cappello
President

EXHIBIT A

Emergent Health Corp.
( A Development Stage Company )
King of Prussia, PA
Balance Sheet
December 31, 2009

Assets

Current Assets	$

Cash		366,285.21
Inventory		13,980.00
Total Assets		380,265.21

Liabilities and Stockholders’ Equity

Current Liabilities	$

Accounts Payable		4,145.50
Outstanding Checks		7,628.39
Total Liabilities		11,773.89

Stockholders’ Equity

Preferred stock, $.001 par; 20,000,000 shares authorized; 20,000 shares issued and outstanding value		200.00

Common stock, $.001 par; 50,000,000 shares authorized; 21,786,711issued and outstanding		21,786.71
Additional Paid in Capital		350,000.00
Retained earnings during development stage		(3,495.39)

Total Liabilities and Stockholders’ Equity		$380.265.21

Notes to Balance Sheet

A . Emergent Health Corp. changed its name from Rolling Stone Retirement Community, Inc. in May of 2007 and was formed on April 27, 2006 under the laws of the State of Nevada.
B. Organizational costs represent management, consulting, legal, accounting and filing fees incurred to date in the formation of the company. Organization costs are expensed in accordance with Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities”.
C. All corporations formed under Nevada State Law, whether active or inactive, are subject to annual filing fees, but no franchise tax.
D. A corporate restructuring and stock split was done that had the net effect of increasing the total shares outstanding to 21,786,711 (about 18,500,000 restricted) in Dec., 2009 compared to 19,806,101 compared to the prior quarter. The company had an account receivable in the amount of $240,000.00 which was collected last quarter.
E.Accounts Payable and Checks Outstanding are best estimates at this time.

Prepared by John V. Cappello, C.F.O. Unaudited

EXHIBIT B

Emergent Health Corp.
( A Development Stage Company )
King of Prussia, PA
Balance Sheet

	December 31, 2010
Assets
Current Assets

Cash		$394,481.47
Inventory		27,690.00
Total Assets		422,171.47

Liabilities and Stockholders’ Equity
Current Liabilities	$

Accounts Payable		13,035.20
Outstanding Checks		4,913.44
Total Liabilities		17,948.64

Stockholders’ Equity

Preferred stock, $.001 par; 20,000,000 shares authorized; 20,000 shares issued and outstanding value		200.00

Common stock, $.001 par; 50,000,000 shares authorized; 22,037,504 issued and outstanding		22,037.50
Additional Paid in Capital		350,000.00
Retained earnings during development stage		31,985.33

Total Liabilities and Stockholders’ Equity		$422,171.47

Notes to Balance Sheet

A . Emergent Health Corp. changed its name from Rolling Stone Retirement Community, Inc. in May of 2007 and was formed on April 27, 2006 under the laws of the State of Nevada.
B. Organizational costs represent management, consulting, legal, accounting and filing fees incurred to date in the formation of the company. Organization costs are expensed in accordance with Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities”.
C. All corporations formed under Nevada State Law, whether active or inactive, are subject to annual filing fees, but no franchise tax.
D. A corporate restructuring and stock split was done that had the net effect of increasing the total shares outstanding to 21,787,504 (about 18,500,000 restricted) in Dec., 2009 compared to 19,806,101 compared to the prior year. The company had an account receivable in the amount of $240,000.00 which was collected last year.
E. The Company issued 250,000 shares of restricted shares in the last quarter to the McCauley Law Firm as compensation for legal services. This increased total shares outstanding to 22,037,504.
F. Accounts Payable and Checks Outstanding are best estimates at this time.

Prepared by John V. Cappello, C.F.O. Unaudited

EXHIBIT C

Emergent Health Corp.
( A Development Stage Company )
King of Prussia, PA
Balance Sheet
March 31, 2011

Assets

Current Assets	$

Cash		405,556.52
Inventory		30,170.00
Total Assets		435,726.52

Liabilities and Stockholders’ Equity

Current Liabilities	$

Accounts Payable		13,405.30
Outstanding Checks		5,113.42
Total Liabilities		18,518.72

Stockholders’ Equity

Preferred stock, $.001 par; 20,000,000 shares authorized;20,000 shares issued and outstanding value		200.00

Common stock, $.001 par; 50,000,000 shares authorized; 22,037,504 issued and outstanding		22,037.50
Additional Paid in Capital		350,000.00
Retained earnings during development stage		45,640.38

Total Liabilities and Stockholders’ Equity		$435,726.52

Notes to Balance Sheet

A . Emergent Health Corp. changed its name from Rolling Stone Retirement Community, Inc. in May of 2007 and was formed on April 27, 2006 under the laws of the
State of Nevada.
B. Organizational costs represent management, consulting, legal, accounting and filing fees incurred to date in the formation of the company. Organization costs are expensed in accordance with Statement of Position 98-5, “Reporting on the Costs of Start-Up
Activities”.
C. All corporations formed under Nevada State Law, whether active or inactive, are subject to annual filing fees, but no franchise tax.
D. A corporate restructuring and stock split was done that had the net effect of increasing the total shares outstanding to 21,787,504 (about 18,500,000 restricted) in Dec., 2009 compared to 19,806,101 compared to the prior year. The company had an account receivable in the amount of $240,000.00 which was collected last year.
E. The Company issued 250,000 shares of restricted shares in the last quarter to the McCauley Law Firm as compensation for legal services. This increased total shares outstanding to 22,037,504.
F. Accounts Payable and Checks Outstanding are best estimates at this time.

Prepared by John V. Cappello, C.F.O. Unaudited

EXHIBIT D

Emergent Health Corp.
(A Development Stage Company)
King of Prussia, PA
Statement of Operations (1)
Period From Jan. 1, 2009 to December 31, 2009

Revenues	$225,255.75

Interest Income	936.76

Total Revenue	226,192.51

Expenses

Total operating expenses	177,885.56

Net Profit for the Period	48,306.95

Net income per share based upon	21,786,711

Common shares issued and outstanding	$0.002

1. Note to Statement of Operations

Allowance has been made for federal or state income taxes. Inventory has not been fully cost accounted until sold. All information is subject to review by corporate accountant upon tax preparation.

Prepared By: John V. Cappello, CFO (Unauduted)

EXHIBIT E

Emergent Health Corp.
(A Development Stage Company)
King of Prussia, PA
Statement of Operations (1)
Period From Jan. 1 to Dec. 31, 2010

Revenues	$239,683.12

Interest Income	2,147.59

Total Revenue	241,830.71

Expenses

Total operating expenses	193,538.55

Net Profit for the Period	48,292.16

Net income per share based upon 22,037,504 Common shares issued and outstanding	$0.002

1. Note to Statement of Operations

Allowance has not been made for federal or state income taxes. Inventory has not been fully cost accounted until sold. Allowance has also not been made for an unfulfilled order in 2009 which was paid and delivery is on hold. All information is subject to review by corporate accountant upon tax preparation.

Prepared By: John V. Cappello, CFO (Unauduted)

EXHIBIT F

Emergent Health Corp.
(A Development Stage Company)
King of Prussia, PA
Statement of Operations (1)
Period From Jan. 1, 2011 to March 31, 2011

Revenues	$70,837.61

Interest Income	454.01

Total Revenue	71,291.62

Expenses

Total operating expenses	40,908.29

Net Profit for the Period	30,383.33

Net income per share based upon 22,037,504 Common shares issued and outstanding	$0.0013

1. Note to Statement of Operations

Allowance has not been made for federal or state income taxes. Inventory has not been fully cost accounted until sold. All information is subject to review by corporate accountant upon tax preparation.

Prepared By: John V. Cappello, CFO (Unauduted)